EX-99.B(d)tgtsubadv5

INVESTMENT SUB-ADVISORY AGREEMENT

         THIS AGREEMENT, made as of the ___th day of _______________, by and between Waddell & Reed Investment Management Company, a Kansas corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the "Adviser") and Mackenzie Financial Corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the "Sub-Adviser").

         WHEREAS, the Adviser is the investment manager to W&R Target Funds, Inc., (the "Corporation"), an open-end diversified management investment company organized as a series fund, registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio management services in connection with the Adviser's investment advisory activities on behalf of the Corporation's Global Natural Resources Portfolio (hereinafter "Fund"), and the Sub-Adviser desires to furnish such services to the Adviser;

         NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.	Appointment of Sub-Adviser

         In accordance with and subject to the Investment Management Agreement between the Funds and the Adviser dated November 10, 2004, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection services described herein for investment and reinvestment of the Fund, subject to the control and direction of the Corporation's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Corporation or the Adviser in any way or otherwise be deemed an agent of the Corporation or the Adviser.

2.	Obligations of and Services to be Provided by the Sub-Adviser

(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund of the Corporation:

(1)

The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Corporation and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents provided to Sub-adviser and as interpreted from time to time by the Board of Directors of the Corporation and by the Adviser, including diversification of the holdings of the Fund as a segregated asset account in accordance with Section 817 of the Internal Revenue Code, as amended (the "Code"), and Regulation Section 1.817-5 thereunder, provided that the Adviser shall be responsible for ensuring that the Corporation as a whole is "adequately diversified" if and to the extent required by Section 817(h) of the Code and Regulation 1.817-5 thereunder. Within the framework of the investment objectives, policies and restrictions of the Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund. The Adviser agrees to consult with the Sub-Adviser regarding proposed material changes to the objective, policies or restrictions of the Fund; however, it is the Adviser's ultimate and sole decision to recommend such a revision to the Fund's Board of Directors for their consideration. If a change is made to the Fund's objective, policies or restrictions, the Adviser agrees to notify the Sub-Adviser, in writing, at least 30 days prior to such change taking effect, or as soon as practicable if such change is required by applicable law, and to deliver to the Sub-Adviser updated documents, if prepared.

(2) In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Adviser shall: (i) formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies for the Fund as described above; and (ii) take such steps as are necessary to implement the aforementioned investment program by placing orders for purchases and sales of securities with broker-dealers.

(3) In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) for the Corporation on a daily basis, to be no later than 1:00 p.m. CST on trade date + 1 (T+1) such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund. The Sub-Adviser shall render such reports to the Adviser and/or to the Corporation's Board of Directors concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably require.

(4) The Sub-Adviser shall, in the name of the Corporation, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as described above. In connection with the placement of orders for the execution of the Fund's portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of the Corporation in accordance with all applicable law, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the joint property of the Corporation and the Sub-Adviser, and the Sub-Adviser shall make such records available for inspection and use by the Securities and Exchange Commission, the Corporation or any person retained by the Corporation. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(5) In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund's transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund's or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts.

The Sub-Adviser shall render such reports to the Adviser and/or to the Fund's Board of Directors at such intervals and in such form as may be mutually agreed regarding the total amount and usage of all commissions generated as a result of trades executed for the Fund's holdings, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

	(b)	The Sub-Adviser shall use the same skill and care in providing services to the Corporation as it uses in providing services to fiduciary accounts for which it has investment responsibility. The Sub-Adviser will materially comply with all applicable rules and regulations of the Securities and Exchange Commission in providing investment management services with respect to the Fund.

	(c)	The Sub-Adviser shall (i) comply with all reasonable requests of the Corporation (through the Adviser) for information, including information required in connection with the Corporation's filings with the Securities and Exchange Commission (the "SEC") and state securities commissions, and (ii) provide such other services as the Sub-Adviser shall from time to time determine to be necessary to the administration of the Corporation.

	(d)	At such intervals and in such form as may be mutually agreed, the Sub-Adviser shall furnish to the Adviser for distribution to the Corporation's Board of Directors reports on the investment performance of the Fund and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Corporation's officers or Board of Directors shall reasonably request.

	(e)	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser also may purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. In no instance, however, will the Fund's assets be purchased from or sold to the Adviser, the Sub-Adviser, the Corporation's principal underwriter, or any affiliated person of either the Corporation, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

	(f)	Consistent with U.S. securities laws, the Sub-Adviser agrees to adopt written trade allocation procedures that the Sub-Adviser considers "fair and equitable" to its clients which are consistent with the investment objectives, policies and restrictions of the Fund, as described above. The Sub-Adviser also agrees to effect securities transactions in client accounts consistent with the allocation system described in such written procedures.

	(g)	The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting in its discretion and handling all proxies in relation to the securities held in the Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

The Sub-Adviser shall provide to the Advisor a copy of Sub-Adviser's written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable. Sub-Adviser shall also be responsible for maintaining records with respect to the proxy votes cast for the Fund. The records shall conform to the applicable SEC proxy regulations.

Records of all applicable proxy voting records will be provided to the Adviser within 5 business days of any request, written or oral (voting records should be available in hard and soft copy).

	(h)	The Sub-Adviser shall review all notices, including but not limited to corporate action notices, and provide and respond to all corresponding requests for information in relation to the securities held in the Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected corporate action notices to the Sub-Adviser.

	(i)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser's ability to fulfill its commitment under this Agreement and/or any termination or resignation of senior (key) personnel who are directly responsible for portfolio management for the Fund.

	(j)	The Sub-Advisor shall have no responsibility for filing claims on behalf of the Adviser or the Corporation with respect to any class action, bankruptcy proceeding or any other action or proceeding in which the Adviser or the Corporation may be entitled to participate as a result of the Fund's security holdings. The Sub-Adviser's responsibility with respect to such matters shall be limited to cooperating with the Adviser and the Corporation in making such filings and to using its best efforts in sharing applicable information regarding such matters with the Adviser and the Corporation.

3.	Delivery of Documents to the Adviser

The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

	(a)	The Sub-Adviser's current Form ADV and any amendments thereto, if applicable;

	(b)	The Sub-Adviser's most recent audited balance sheet, which may be provided via the consolidated balance sheet for Investors Group, Inc.;

	(c)	Separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the fund accounting agent of Corporation assets for the Fund; and

	(d)	The Business Conduct Policy and/or the Code of Ethics of the Sub-Adviser as currently in effect.

The Sub-Adviser will furnish the Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (d) above will be provided within 30 days of the time such materials became available to the Sub-Adviser.

4.	Expenses

During the terms of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, except as otherwise agreed to by the Sub-Adviser and the Adviser.

5.	Compensation

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information of the Corporation. The fee shall be payable in arrears on the last day of each calendar month.

The amount of such annual fee, in U.S. dollars, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:
Net Fund Assets	Fee
Up to $500 million	0.500%
Over $500 million and up to $1 billion	0.425%
Over $1 billion and up to $2 billion	0.415%
Over $2 billion and up to $3 billion	0.400%
Over $3 billion	0.380%

6.	Renewal and Termination

This Agreement shall continue in effect until October 1, 2005, and from year to year thereafter provided such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of a Fund, or by a vote of the majority of the Corporation's Board of Directors. And further provided that such continuance is also approved annually by a vote of the majority of the Corporation's Board of Directors who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Corporation's Board of Directors or by a vote of a majority of the outstanding voting securities of the class of capital stock of the Fund on ninety days' prior written notice, or (ii) by either party hereto upon ninety days' prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Management Agreement between the Corporation and the Adviser or in the event of its assignment. The terms "interested person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act.

7.	General Provisions

(a)

The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of the Adviser or custodians or other agents of the Corporation or the Fund or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Corporation to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

	(b)	The Adviser and the Corporation's Board of Directors understand that the value of investments made for the Account may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. Neither the Sub-Adviser nor the Adviser have made and are not making any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and the Corporation's Board of Directors acknowledge that each Fund is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by the Sub-Adviser are subject to various market and business risks.

	(c)	This Agreement shall not become effective unless and until it is approved by the Board of Directors of the Corporation, including a majority of the members who are not "interested persons" to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval, and by a majority of the outstanding voting securities of the class of capital stock of the Fund.

	(d)	The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Corporation, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

	(e)	Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Corporation, or persons otherwise affiliated with the Corporation (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

8.	Confidential Treatment

It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund.

9.	Representations and Warranties

The Sub-Adviser hereby represents and warrants as follows:

	(a)	The Sub-Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

	(b)	The Sub-Adviser has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser's obligations under this Agreement;

	(c)	The Sub-Adviser's performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject; and

	(d)	The Sub-Adviser has reviewed the portion of (i) the registration statement filed with the SEC, as amended from time to time, for the Fund ("Registration Statement"), and (ii) Fund's prospectuses and statements of additional information (including amendments) thereto, in each case in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and the Fund of which the Sub-Adviser has knowledge and except as advised in writing to the Adviser such Registration Statement, prospectuses and statements of additional information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Adviser has knowledge and do not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

10.	Representations and Warranties

The Adviser hereby represents and warrants as follows:

	(a)	The Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

	(b)	The Adviser has all requisite authority to enter into and execute this Investment Sub-Advisory Agreement, in accordance with the Investment Management Agreement between the Corporation and the Adviser, dated November 10, 2004;

	(c)	The Adviser's performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject.

11.	Reports by the Sub-Adviser and Records of the Fund

The Sub-Adviser shall furnish the Adviser with reports concerning transactions and performance of the Fund, including information required to be disclosed in the Corporation's Registration Statement, in such form and at such intervals as may be mutually agreed from time to time. The Sub-Adviser shall permit the financial statements, books and records with respect to the Fund to be inspected and audited by the Corporation, the Adviser or their agents during normal business hours, upon reasonable notice to the Sub-Adviser. The Sub-Adviser shall immediately notify and forward to the Adviser any legal process served upon it on behalf of the Adviser or the Corporation. The Sub-Adviser shall promptly notify the Adviser of any changes in any information concerning the Sub-Adviser of which the Sub-Adviser becomes aware that would be required to be disclosed in the Corporation's Registration Statement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Fund are the joint property of the Sub-Adviser and the Corporation and further agrees to deliver to the Corporation or the Adviser copies of any such records upon the Corporation's or the Adviser's request. The Sub-Adviser further agrees to maintain for the Corporation the records the Corporation is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Fund. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Corporation.

12.	Indemnification

The Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Adviser and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), controls ("controlling person") the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Fund, the Corporation or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser's responsibilities as sub-adviser of the Fund pursuant to this Agreement (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Sub-Adviser, any of the Sub-Adviser's employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, or (2) as a result of any untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Corporation or any amendment thereof or any supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser, the Corporation or any affiliated person of the Adviser or the Corporation expressly for use in the Corporation's Registration Statement, or (3) to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act; provided, however, that in no case is the Sub-Adviser's indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Adviser agrees to indemnify and hold harmless the Sub-Adviser, each affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of (1) the Adviser's responsibilities as investment manager of the Fund to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Adviser, any of the Adviser's employees or representatives or any affiliate of or any person acting on behalf of the Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Corporation or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Corporation other than in reliance upon written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser, expressly for use in the Corporation's Registration Statement; provided, however, that in no case is the Adviser's indemnity in favor of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

13.	Assignment by the Sub-Adviser

This Agreement shall not be assigned by the Sub-Adviser to any other person or company without the Adviser's prior written consent which consent shall not be unreasonably withheld by the Adviser, although such consent shall be subject to the approval of the Board of Directors for the Corporation.

14.	Jurisdiction

The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Kansas over any suit, action or proceeding arising out of or relating to this proposal and the agreement contemplated herein. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment.

Nothing in this Section 14 shall affect the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

15.	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:	WADDELL & REED INVESTMENT MANAGEMENT COMPANY
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
	Attention:	Henry J. Herrmann, President
	Cc:	Kristen A. Richards, Vice President
If to the Corporation or Fund:	W&R TARGET FUNDS, INC.
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
	Attention:	Kristen A. Richards, Vice President and Secretary
If to the Sub-Adviser:	MACKENZIE FINANCIAL CORPORATION
150 Bloor Street West, Suite 810
Toronto, Ontario M5S 3B5
	Attention:	W. Sian B. Brown, Senior Vice-President and General Counsel

16.	Severability

Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

17.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

WADDELL & REED INVESTMENT MANAGEMENT COMPANY
By:
Its:
Date:

MACKENZIE FINANCIAL CORPORATION
By:	By:
Its:	Its:
Date: